CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 25, 2023, relating to the financial statements and financial highlights of Hussman Strategic Growth Fund, Hussman Strategic Allocation Fund and Hussman Strategic Total Return Fund, for the year ended June 30, 2023, and to the references to our firm under the headings ”Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

October 26, 2023